Exhibit 10.1

Ismat Aziz

July 2, 2018

Andrew Mark Davies
Heathend Court, Heathend Wotton under Edge Gloucestershire
GL12 8AS

Dear Andrew:

On behalf of Sprint, I am pleased to formally extend you this offer of employment for the position of Chief Financial Officer. At Sprint, we are committed to attracting and retaining employees to support our mission of delivering the best value in wireless. Engaged and committed employees are vital to our future. Your principal office will be located in Overland Park, KS

Following are elements of your new compensation package, effective July 2, 2018:

Compensation Elements (Approximate Annualized Amount)	Amount
Base Salary	$750,000
Short-term Incentive Target %	100%
Short-term Incentive Target $	$750,000
Total Target Compensation	$1,500,000
FY 2018 Long-term Incentive Target	$1,500,000
Total Target Direct Compensation	$3,000,000

You will be eligible to participate in the Sprint Short-term Incentive Plan (STIP). For purposes of any payout earned, your STI target opportunity will be prorated in accordance with the STIP plan guidelines located on Sprint’s Intranet site, i-Connect.

You also agree as a condition of your employment, documented by your signature below, that you are not eligible for any benefits that you might be entitled to under the Sprint Separation Plan.

You will not be eligible for any relocation benefits. Instead, you will receive a lump sum amount of $100,000, (less applicable withholdings) which is intended to provide financial assistance in housing and travel expenses. You agree to repay this $100,000 payment if you are no longer employed by Sprint (or an affiliated company) on your one year service anniversary (unless your employment is terminated by Sprint without cause or due to your disability or death).

You will be eligible to participate in Sprint’s comprehensive employee benefit programs which include medical, dental, life and disability insurance programs as well as a savings plan and stock purchase plan.

Benefits information can be found prior to your hire date on http://www.sprint.com/benefits. More details and other benefit programs are available on i-Connect after you start. Benefits are effective on the 30th consecutive calendar day after your date of hire (except for disability benefits, which are effective the first calendar day in which you are actively at work immediately after you complete 12 months of employment). If you are a rehired within 30 consecutive calendar days after your termination date, you will be automatically re-enrolled retroactive to your prior termination date in your previous benefits.

You have 30 calendar days from your hire date to enroll in or waive benefits. Enrollment is online and log-in and password information will be provided to you after your hire date. If you don’t enroll or complete an election to waive coverage within the required timeframe, you will receive Sprint default benefits for which you will be charged and the costs of these benefits will be deducted from your paychecks.

Please contact the Employee Help Line at (800) 697-6000 if have any benefit questions. Hours are 7:30 a.m. to 6 p.m. Central time, Monday through Friday.

Once you report to work, you will have access to the New Employee Website - a one stop resource to obtain a variety of information to assist you in understanding Sprint’s benefits, workplace support, and an overview of the company. You will find the New Employee Website online at http://ueonline.corp.sprint.com/newhire.

The Federal Immigration and Naturalization Service regulations require that all new employees verify eligibility for employment in the United States within the first three days of employment. Please be prepared to provide the required acceptable documentation, as indicated on the attached "List of Acceptable Documents", to your hiring manager. Your employment may be terminated if you do not provide such proof within the applicable time frame.

Your employment at Sprint will be at-will, meaning there will be no agreement for employment of any particular nature for any particular period of time, and either you or Sprint can terminate your employment at any time and for any reason, with or without cause.

Andrew, please contact me if you have any questions, require additional information or if there is anything I can do to help you in your new endeavor. Working at Sprint connects you with an energetic, entrepreneurial work environment fueled by people who innovate and collaborate to shape the future of wireless technology. I look forward to our partnership and to your contributions as a member of our team.
Once you have reviewed this letter, please acknowledge acceptance of this offer to Director Employee Relations.

Sincerely,

/s/ Ismat Aziz
Ismat Aziz
Chief Human Resources Officer

Andrew Mark Davies

Name /s/ Andrew Mark Davies                Date         7/2/18